Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated March 9, 2007 as to the years 2006, 2005 and 2004 on the consolidated financial statements of China Architectural Engineering, Inc. as of and for the years ended December 31, 2006, 2005, and 2004, in the Registration Statement of China Architectural Engineering, Inc. on Form S-1.

For the purpose of the aforesaid Form S-1, we also consent to the reference of our firm as "Experts" under the 'Experts' caption, which, in so far as applicable to our firm means accounting experts.

South San Francisco, California October 17, 2007	/s/ Samuel H. Wong & Co., LLP Samuel H. Wong & Co., LLP Certified Public Accountants